UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

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TELEPHONE AND DATA SYSTEMS, INC. 30 North LaSalle Street Suite 4000 Chicago, Illinois 60602

PROTECT YOUR INVESTMENT!
VOTE THE ENCLOSED WHITE PROXY CARD TODAY!

Dear Fellow Shareholder:	April 17, 2015

The Board of Directors (“Board”) of Telephone and Data Systems, Inc. (“TDS”) strongly urges all holders of TDS Common Shares to vote in favor of your Board’s four highly qualified nominees (“TDS Board Nominees”) for election at the Annual Meeting of Shareholders, to be held on Thursday, May 21, 2015. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the business reply envelope provided. We urge you to DISCARD ANY PROXY CARD you may receive from GAMCO Asset Management Inc. (“GAMCO”), which is seeking to replace two of your Board’s nominees with its own representatives. If GAMCO delivers a proxy statement and proxy card, the color of GAMCO’s proxy card will be other than white.

TDS IS MAKING PROGRESS IN EXECUTING ON ITS PLANS

TDS made progress in a number of important areas in 2014 and plans to build on that momentum in 2015. The U.S. Cellular and TDS Telecom business units are executing on their plans.

•	U.S. Cellular began to once again drive postpaid customer growth, and increased smartphone penetration, its offerings of products and services and its 4G LTE network.

•

U.S. Cellular succeeded in beginning the turnaround of its business as it attracted new customers and reduced postpaid churn steadily throughout 2014. The difficulties with the billing and operational support system implemented in 2013 have been addressed and the system is now providing U.S. Cellular with increased speed and flexibility in reacting to the dynamic competitive wireless environment.

•	U.S. Cellular also monetized non-core assets including spectrum and cell towers providing resources for spectrum purchases and other corporate purposes.

•	At TDS Telecom, fiber investments and bundling strategy have enabled TDS Telecom to achieve growth in TDS TV penetration and broadband adoption.

•	TDS Telecom also acquired a second cable company, BendBroadband, to build on its cable strategy to leverage core capabilities and provide future growth and enhanced returns.

TDS HAS AN ENGAGED BOARD, TAKING DECISIVE ACTION

•	TDS recently announced its 41st consecutive annual dividend increase, increasing the dividend rate by 5.2%, and repurchased $39 million of TDS shares in 2014.

•	TDS continues to take steps to improve the effectiveness of the Board, and has an active director refreshment process.

•

In 2014, TDS also implemented a more formal shareholder engagement program to hold conversations with shareholders to encourage dialogue regarding ongoing improvements and to better understand their priorities regarding corporate governance practices. The incumbent TDS directors are very engaged in overseeing management’s activities and progress and in actively pursuing meaningful action for TDS to achieve sustainable, profitable future growth.

DESPITE THESE ACCOMPLISHMENTS, GAMCO HAS ONCE AGAIN PROPOSED
TWO DIRECTOR CANDIDATES WHO THE TDS BOARD BELIEVES HAVE
LITTLE RELEVANT EXPERIENCE

As it did in 2013 and 2014, GAMCO has commenced a costly and distracting proxy contest in 2015. GAMCO once again seeks to elect the same two candidates to the TDS Board in 2015 that it nominated in 2014: Philip T. Blazek and Walter M. Schenker (the “GAMCO Candidates”). TDS shareholders did not elect these candidates in 2014 and we urge shareholders not to vote for these candidates in 2015. The TDS Board believes that the GAMCO Candidates lack the experience and skill sets that would add value to the Board. In 2009, TDS added two persons designated by GAMCO, Clarence A. Davis and Gary L. Sugarman, to the TDS Board. These two experienced and qualified persons continue to serve on the TDS Board and have been very engaged and effective. On the other hand, we do not believe that the GAMCO Candidates have experience or qualifications comparable to that Mr. Davis, Mr. Sugarman or the other two TDS Board Nominees, George W. Off and Mitchell H. Saranow. The experience and qualifications of the TDS Board Nominees is set forth below. Based on the information in GAMCO’s proxy statement, information provided to TDS by GAMCO and the GAMCO Candidates and other information, we believe that:

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The GAMCO Candidates have minimal public-company board experience. The GAMCO Candidates have no experience as directors of publicly-traded companies except that Mr. Schenker was appointed as a director of a very small public company in December 2013. Each of the TDS Board Nominees has experience, ranging from about 6 to 18 years, as a director of TDS, which is number 504 on the list of Fortune 1000 companies, and have various other significant public company board experience as noted below.

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The GAMCO Candidates have no meaningful experience in the telecommunications or other businesses in which TDS is engaged. Neither GAMCO Candidate has any experience as a director or officer of, or any operational experience with, a telecommunications or similar company. The GAMCO Candidates have no meaningful experience with the businesses in which TDS is engaged (wireless, wireline, cable and hosted & managed services). Each of the TDS Board Candidates has experience with these businesses as a director of TDS ranging from about 6 to 18 years, and has various other experience set forth below.

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Mr. Schenker consented to a settlement of an SEC enforcement proceeding. In 2007, an SEC Complaint alleged that Walter M. Schenker and related persons violated Section 5 of the Securities Act of 1933 in connection with twenty-six unregistered securities offerings (commonly referred to as "PIPES"), and that the “defendants locked in approximately $887,000 in ill-gotten gains as a result of the violations.” The SEC Litigation Release relating to the settlement of this complaint stated that “without admitting or denying the allegations in the complaint, the defendants consented to the entry of a final judgment permanently enjoining them from future violations of Section 5 of the Securities Act and ordering them to pay a total of $1,195,060 in disgorgement, prejudgment interest, and civil penalties.” Specifically, the final judgment ordered Mr. Schenker to pay a $75,000 civil penalty.

THE TDS BOARD BELIEVES ITS NOMINEES ARE HIGHLY QUALIFIED AND ARE ACTIVELY WORKING TO CREATE VALUE FOR ALL SHAREHOLDERS

The TDS Board believes that its nominees have significant and relevant business, finance and managerial expertise and qualifications, as set forth on the next page.

TDS Board members have been very active in urging meaningful action and helping TDS pursue changes for sustainable, profitable future growth. We believe that a change in TDS Board composition risks disruption in TDS’ ability to effect planned changes and would result in a loss of valuable expertise if such persons were to be replaced by new members with no meaningful relevant business experience compared to the TDS Board Nominees.

We urge you to support your Board’s nominees for election by voting the WHITE proxy card and discarding any proxy card you may receive from GAMCO, which will be a color other than white.

Please vote the WHITE proxy card in favor of ALL FOUR OF your Board’s nominees TODAY.

Thank you for your continued support.

Very truly yours,

LeRoy T. Carlson, Jr. President and Chief Executive Officer	Walter C.D. Carlson Chairman of the Board of Directors

TDS NOMINEES HAVE SIGNIFICANT BUSINESS, FINANCE AND MANAGERIAL EXPERTISE AND QUALIFICATIONS

	Management Experience	Board Experience	Business Expertise	TDS Board History
Clarence A. Davis

• Significant leadership and operational experience in multiple industries, including technology (CEO—Nestor, Inc.), accounting (CFO, COO—American Institute of Certified Public Accountants), manufacturing, media/broadcasting, agriculture

• Current or former director of multiple boards, including Gabelli SRI Green Fund and GDL Fund; Nestor, Inc.; Oneida Ltd.; Pennichuck Corp.; Sonesta International Hotels; and BizEquity
• Current or former member of at least six Audit Committees
• Designated financial expert

			• Substantial expertise in management, operations, accounting/finance, cost control, fraud investigation and internal controls, sales, M&A/restructuring, investing	• Originally nominated by GAMCO in 2009 • TDS director since 2009 • Member, TDS Audit Committee; designated financial expert

George W. Off	• Substantial executive management and operational experience for marketing services firm (Co-founder and CEO, Catalina Marketing Corporation) and multinational manufacturer (CEO, Checkpoint Systems)	• Current or former member of multiple boards, including The Retail Equation, Infinian Mobile Commerce & Analytic Solutions, Catalina Marketing Corporation, Checkpoint Systems	• Significant business expertise in marketing, operations, retail customer analytics, retail and marketing technology	• TDS director since 1997, identified by executive search firm • Chair, TDS Audit Committee • Member, TDS Compensation Committee

Mitchell H. Saranow	• Significant leadership experience in manufacturing (Founder–Fluid Management, SureTint Technologies), cable (Co-founder, Mid-Atlantic CATV), food service distribution (CFS Continental), corporate finance (Warburg, Paribas, Becker), and consulting (Co-CEO, Navigant Consulting)
• Independent financial advisor to companies in multiple industries

• Current or former member of five public boards and their audit committees
• Public board experience includes Navigant Consulting, Telular Corporation, North American Scientific, Lawson Products
		• Designated financial expert	• Successful business founder and innovator • Substantial expertise in strategic planning, operations, accounting, budgeting, financial reporting and controls, acquisitions, investing, legal	• TDS director since 2004 • TDS Nominating and Governance Committee • Member, TDS Audit Committee, designated financial expert

Gary L. Sugarman	• More than 25 years of management experience, including traditional telcos (Co-founder and CEO, Mid-Maine Communications; various operating roles at Rochester Telephone Company, now known as Frontier), network infrastructure providers (Exec. Chairman, Veroxity Technology Partners), financial technology (Exec. Chairman, FXecosystem), and technology venture funds and banks (Founder, Richfield Capital Partners/Richfield Associates)	• Current board member of OTELCO and LICT. Former member of multiple telecommunications and technology boards, including PrairieWave Communications, Veroxity Technology Partners, Interlakes Cable, and FXecosystem	• Significant business expertise in many aspects of the telecommunications industry, including M&A, operations, infrastructure, finance and investing	• Originally nominated by GAMCO in 2009 • TDS director since 2009 • Member, TDS Compensation Committee

IMPORTANT

Your vote is important. No matter how many shares you own, we urge you to please vote FOR the election of ALL FOUR OF the nominees nominated by the TDS Board and FOR proposals 2 and 3. In addition to voting by mail, telephone and internet voting is available. Simply follow the instructions on the enclosed WHITE proxy card.

In addition, we ask that you do not return any proxy card you may receive from GAMCO.

IMPORTANT INFORMATION: TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2015 annual meeting of shareholders. Information regarding TDS directors and executive officers and other participants that may be soliciting proxies on behalf of the TDS Board and their respective interests in TDS by security holdings or otherwise is set forth in TDS’s definitive proxy statement relating to its 2015 annual meeting, as filed with the Securities and Exchange Commission ( “SEC”) on April 17, 2015. The 2015 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from TDS as provided on its website at www.tdsinc.com. TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2015 ANNUAL MEETING OF SHAREHOLDERS BEFORE MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

If you have questions or need assistance voting your shares please contact

105 Madison Avenue
New York, New York 10016

TDS@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Fax: (212) 929-0308